First Advantage Bancorp

Reports of Independent Registered Public Accounting
Firm and Consolidated Financial Statements

Years Ended December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
First Advantage Bancorp
Clarksville, Tennessee

We have audited the accompanying consolidated balance sheets of First Advantage Bancorp and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operation, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations, changes in shareholders' equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Jackson, Tennessee
March 4, 2011

First Advantage Bancorp
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2010	2009
Assets
Cash and due from banks	$4,151	$9,204
Interest-bearing demand deposits with banks	1,387	1,686
Federal funds sold	2,250	975
Cash and cash equivalents	7,788	11,865

Available-for-sale securities, at fair value	74,214	98,739
Other investments	3,486	-
Loans held for sale	3,155	2,265
Loans, net of allowance for loan losses of $3,649 and $2,813 at December 31, 2010 and 2009, respectively	238,346	211,137
Premises and equipment, net	7,553	7,903
Other real estate owned and repossessed assets	663	301
Federal Home Loan Bank stock	2,988	2,988
Accrued interest receivable	1,420	1,457
Income taxes receivable	1,515	2,529
Deferred tax asset	2,199	2,421
Other assets	1,925	2,619
Total assets	$345,252	$344,224

Liabilities and Shareholders' Equity

Liabilities
Deposits
Demand	$19,681	$19,426
Savings, checking and money market	120,859	109,706
Time certificates	78,964	87,108
Total deposits	219,504	216,240

Securities sold under agreement to repurchase	6,215	6,883
Federal Home Loan Bank advances	13,000	13,000
Borrowings with other banks	35,000	35,000
Interest payable and other liablilities	4,806	2,575
Total liabilities	278,525	273,698

Commitments and contingencies	-	-

Shareholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2010 or 2009	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized, 4,632,494 shares issued and 4,107,818 outstanding at December 31, 2010; 5,171,395 issued and 4,470,984 outstanding at December 31, 2009	46	52
Additional paid in capital	46,626	51,915
Common stock acquired by benefit plans:
Restricted stock	(1,085)	(837)
Common stock held by:
Employee Stock Ownership Plan trust	(3,198)	(3,496)
Benefit plans	(2,159)	(2,773)
Retained earnings	23,923	23,210
Accumulated other comprehensive income	2,574	2,455
Total shareholders' equity	66,727	70,526
Total liabilities and shareholders' equity	$345,252	$344,224

See notes to Consolidated Financial Statements

First Advantage Bancorp
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
	Years Ended December 31,
	2010	2009
Interest and dividend income
Loans	$13,641	$11,371
Investment securities	3,659	5,585
Other	271	276
Total interest and dividend income	17,571	17,232
Interest expense
Deposits	3,192	4,518
Borrowings	1,807	1,849
Total interest expense	4,999	6,367
Net interest income	12,572	10,865
Provision for loan losses	1,334	868
Net interest income after provision for loan losses	11,238	9,997
Non-interest income
Service charges on deposit accounts and other fees	1,212	1,277
Loan servicing and other fees	91	74
Net gains on sales of mortgage loans held for sale	1,205	1,213
Net realized gain on sales of available-for-sale securities	104	7
Other-than-temporary impairment on available-for-sale securities	-	(1,091)
Insurance and brokerage commissions	132	158
Other	(6)	11
Total non-interest income	2,738	1,649
Non-interest expense
Salaries and employee benefits	6,146	5,951
Net occupancy expense	693	635
Equipment expense	726	671
Data processing fees	885	863
Professional fees	434	424
Marketing expense	245	285
Office expense	282	328
Loan collection and repossession expense	173	19
Other	1,728	1,975
Total non-interest expense	11,312	11,151
Income Before Income Taxes	2,664	495
Provision for Income Taxes	968	135
Net Income	$1,696	$360
Per common share:
Basic net income per common share	$0.40	$0.08
Diluted net income per common share	$0.39	$0.08
Dividends declared per common share	$0.20	$0.20
Basic weighted average common shares outstanding	4,259,064	4,508,033
Diluted weighted average common shares outstanding	4,295,093	4,572,207

See notes to Consolidated Financial Statements

First Advantage Bancorp
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except share and per share amounts)
						Common	Accumulated
				Additional		Stock	Other	Total
	Common Stock		Comprehensive	Paid-in	Retained	Acquired by	Comprehensive	Stockholders'
	Shares	Amount	Income	Capital	Earnings	Benefit Plans	Income	Equity
Balance at January 1, 2009	5,264,683	$53		$52,258	$23,872	$(7,744)	$1,822	$70,261
Cumulative effect of change in accounting principle, adoption of new accounting rule					22		(22)	-
Comprehensive income, net of tax:
Net income	-	-	$360	-	360	-	-	360
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	655	-	-	-	655	655
Total comprehensive income	-	-	$1,015	-	-	-	-
Dividends paid ($0.20 per common share)	-	-		-	(1,044)		-	(1,044)
Treasury stock purchase/retire	(93,288)	(1)		(894)				(895)
Release of Employee Stock Ownership Plan (ESOP) shares	-	-		207	-	283	-	490
Purchase and release of restricted stock plan shares, net	-	-		344	-	355	-	699
Balance at December 31, 2009	5,171,395	52		51,915	23,210	(7,106)	2,455	70,526
Comprehensive income, net of tax:
Net income	-	-	$1,696	-	1,696	-	-	1,696
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	119	-	-	-	119	119
Total comprehensive income	-	-	$1,815	-	-	-	-
Treasury stock purchase/retire	(538,901)	(6)		(5,776)				(5,782)
Dividends paid ($0.20 per common share)	-	-		-	(983)	-	-	(983)
Release of Employee Stock Ownership Plan (ESOP) shares	-	-		227	-	297	-	524
Purchase and release of restricted stock plan shares, net	-	-		260	-	367	-	627
Balance at December 31, 2010	4,632,494	$46		$46,626	$23,923	$(6,442)	$2,574	$66,727

See notes to Consolidated Financial Statements

First Advantage Bancorp
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Years Ended December 31,
	2010	2009
Operating Activities
Net income	$1,696	$360
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,334	868
Depreciation, amortization and accretion	804	942
Deferred income taxes	303	2,425
Funding of mortgage loans held for sale	(52,485)	(53,801)
Proceeds from sales of mortgage loans held for sale	52,800	53,615
Net gains on sales of mortgage loans held for sale	(1,205)	(1,213)
Net realized gain on available for sale securities	(104)	(7)
Other-than-temporary impairment on available for sale securities	-	1,091
Net loss on disposal of premises and equipment	2	17
Net loss on sale of foreclosed assets	38	-
Stock-based compensation	1,151	1,190
Decrease (increase) in other assets	155	(867)
Increase (decrease) in other liabilities	3,090	(1,988)
Net cash provided by operating activities	7,579	2,632
Investing Activities
Purchases of other investments	(3,486)	-
Purchases of securities available for sale	(16,696)	(34,872)
Proceeds from call/maturities and repayments of securities available-for-sale	36,457	51,992
Proceeds from sales of securities available for sale	4,856	12,800
Net increase in loans	(29,285)	(35,966)
Purchase of premises and equipment	(251)	(828)
Proceeds from sales of premises and equipment	-	3
Proceeds from the sale of other real estate owned	918	81
Net cash used in investing activities	(7,487)	(6,790)
Financing Activities
Net increase in demand deposits, money market, checking and savings accounts	11,408	31,476
Net decrease in time deposits	(8,144)	(2,043)
Net (decrease) increase in repurchase agreements and other short-term borrowings	(668)	1,836
Proceeds from Federal Home Loan Bank advances, net	-	(25,550)
Cash paid for dividends	(983)	(1,044)
Stock repurchased/retired - repurchase program	(5,782)	(895)
Net cash (used in) provided by financing activities	(4,169)	3,780
Decrease in Cash and Cash Equivalents	(4,077)	(378)
Cash and Cash Equivalents, Beginning of Period	11,865	12,243
Cash and Cash Equivalents, End of Period	$7,788	$11,865

Supplemental Cash Flow Information
Interest paid	$5,141	$6,567
Income taxes paid (net of refunds)	$144	$(195)
Other real estate owned acquired through foreclosure of real estate loans	$115	$373
Transfer of premises and equipment to assets held for sale	$-	$532

See notes to Consolidated Financial Statements

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Conversion and Change of Corporate Form

First Advantage Bancorp (the “Company”), a Tennessee corporation, was formed by First Federal Savings Bank (the “Bank”) in June 2007 to become the Bank’s stock holding company upon completion of the Bank’s conversion from the mutual to the stock form of organization (the “Conversion”).  In connection with the Conversion, which was completed on November 29, 2007, the Company issued 5,264,683 shares of common stock in a subscription offering, and raised net proceeds of $51,195.

Nature of Operations

First Advantage Bancorp is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, First Federal Savings Bank. The Bank has one inactive wholly owned subsidiary, First Financial Mortgage Corp.  The Bank is a savings bank primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Clarksville, Tennessee and surrounding areas.  The Bank is subject to the regulation of the Office of Thrift Supervision and Federal Deposit Insurance Corporation and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

In the opinion of management, the audited consolidated financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the consolidated statements of financial condition as of December 31, 2010 and 2009, and the results of operations and cash flows for the years then ended.  The accounting and financial reporting policies the Company follows conform, in all material respects, to accounting principles generally accepted in the United States of America.

Certain items in prior period financial statements have been reclassified to conform to the current presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank and its wholly owned subsidiary First Financial Mortgage Corporation (collectively referred to as the “Company”).  All significant inter-company accounts and transactions have been eliminated in consolidation.  First Financial Mortgage Corporation is an inactive subsidiary and, therefore, its operations are not material to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the fair value of stock-based compensation awards, the fair value of financial instruments, income taxes and other-than-temporary impairment of investments.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Cash Equivalents

The Company considers  federal funds sold and all liquid investments with maturities of three months or less to be cash equivalents.

Other Investments

Other investments consist of non-negotiable time deposits placed with other financial institutions and have maturities ranging from six to twelve months.  These investments were directly placed     by  the Company and are not considered brokered deposits and are fully insured by the Federal Deposit Insurance Corporation.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value.  Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. The Company does not hold any held-to-maturity securities, which would include any security for which the Company has the positive intent and ability to hold until maturity.  The Company does not hold any trading securities, which would include any security held for resale in anticipation of short-term market movements. Management determines the appropriate classification of securities at the time of purchase.  Securities with limited marketability, such as stock in the Federal Home Loan Bank, are carried at cost.

Interest income includes amortization of purchase premiums and discounts.  Realized gains and losses are derived from the amortized cost of the security sold.  Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Gains and losses are realized at the time consideration is received and all other criteria for sales treatment have been met.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances and adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Accrual of interest and subsequent cash receipts on impaired loans are generally recorded in the same manner as nonaccrual loans. No interest income was recognized on non-accrual or impaired loans on a cash basis during 2010 or 2009. Loans are charged-off when the loss is confirmed.

Prior to 2004, the Bank sold mortgage loans to the Government National Mortgage Association (GNMA) in the normal course of business and retained the servicing rights. The GNMA programs under which the loans were sold allowed us to repurchase individual delinquent loans that meet certain criteria from the securitized loan pool. At the Bank’s option, and without GNMA's prior authorization, the Bank may repurchase a delinquent loan for an amount equal to 100% of the remaining principal balance on the loan. Once the Bank has the unconditional ability to repurchase a delinquent loan, the Bank is deemed to have regained effective control over the loan and the Bank is required to recognize the loan on the balance sheet and record an offsetting liability, regardless of the intent to repurchase the loan. At December 31, 2010 residential real estate portfolio loans included $6 of loans available for repurchase under the GNMA optional repurchase programs with the offsetting liability recorded within other short-term borrowings.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others, with mortgage servicing rights fully amortized, were $20,879 and $25,973 at December 31, 2010 and December 31, 2009, respectively.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have been incurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed through.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and represents management’s best estimate of probable losses inherent in the loan portfolio.   An allowance is established for loans that are not currently considered impaired in order to recognize the inherent losses associated with lending activities. This historical valuation allowance is determined through two steps. First, an estimate of potential losses on the portfolio is created by analyzing historical losses for each loan category. Historical losses are calculated using both internal and peer group loss information. Internal loss history is calculated using the average of five years of actual losses. This is combined with the peer group loss data to create a range from which the Company selects a reserve amount for each portfolio based upon management’s professional judgment and experience within the particular segment. Second, additional significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date are considered. These significant factors may include changes in lending policies and procedures; international, national, regional and local economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management; changes in the volume of past dues, non-accruals and classified assets; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; concentrations of credit, and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, overall industry trends, customer management experience, balance sheet ratios, guarantor credit scores and the probability of collecting scheduled principal and interest payments when due. Loans are considered for impairment when they reach “substandard” or “doubtful” classification (see further discussion of these classifications in Note 5) or when management becomes aware of conditions existing at the balance sheet date that would make it probable that a loss has been incurred. Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The Company only evaluates non-homogenous loans for potential impairment. The non-homogenous loan types are the construction and commercial portfolio segments. Large groups of smaller balance homogenous loans are not evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

Specific risk characteristics relevant to each portfolio segment are as follows:

One-to-four family loans - A portion of the one-to-four family loans have adjustable-rates. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-family and nonresidential real estate loans - Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family or nonresidential real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land loans - Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

Consumer loans - Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability and, therefore, are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Commercial loans - Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Monitoring

The Company monitors the credit quality of its loan portfolio on an ongoing basis. The responsibility to monitor credit quality of the loan portfolio begins with the Company’s board of directors. This is accomplished by the following as it relates specifically to the loan portfolio’s credit quality: review and approve a quarterly schedule of reports on portfolio composition and credit quality provided by management, review charge-offs as proposed by management, review and approve reports from the loan review function, and review and approve the adequacy of the Company’s allowance for loan losses and related provision.

The board of directors also created an Asset Quality Review Committee (“AQRC”) comprised of appropriate and qualified management personnel from executive management including the Chief Executive Officer, President, Chief Lending Officer, Chief Credit Officer, Chief Financial Officer and the Credit Administration Manager. This management committee was created with the purpose of managing the quality of the loan portfolio of the Company and keeps the board of directors informed of any changes in risk levels. The AQRC monitors standard indicators of risk such as past dues, credit extensions, policy exceptions, concentrations of industry and loan types, concentrations to individual borrowers and other relevant statistical measures of asset quality. The AQRC is also responsible for recommending and approving loan risk rating changes. The AQRC approves all charge-offs as recommended by the Chief Credit Officer and report these to the board of directors. Each quarter the committee reviews, with the assistance of loan officers, in order to understand and approve the proposed action plans and the projection of the future balance of assets adversely classified. The results and action plans along with the projected balances are reported to the board of directors

The board of directors also has established, for purposes of monitoring credit quality of the loan portfolio, a credit administration function which is headed by the Chief Credit Officer (“CCO”). The CCO is the custodian of the Company’s credit quality and is the chairperson of the AQRC. The CCO is responsible for portfolio monitoring and reporting which includes: policy compliance, approval and tracking of policy exceptions, portfolio composition, concentrations, asset quality ratings, criticized loans, delinquencies, nonaccruals and charge-offs.  The CCO also determines the adequacy of the allowance for loan losses and leads problem loan resolution.

The final item that the board of directors created in regards to monitoring credit quality of the loan portfolio is an independent loan review function (“Loan Review”). The purpose of Loan Review is to conduct periodic loan reviews and an annual review of loan policies and procedures, and report any findings to the audit committee of the board of directors.  Annually, Loan Review prepares and presents to the AQRC the Loan Review Plan to define the scope of the review to independently assure the following: timely and accurate assignment of asset quality ratings, compliance with the Company’s loan policies and procedures, accuracy of portfolio information and credit statistics provided to the Board, adequacy of the allowance for loan losses, documentation and enforceability of borrower obligations and the Company’s interest in underlying collateral.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Derivatives

The Bank enters into interest rate lock commitments, which are commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate.  Accordingly, such commitments are recorded at estimated fair value with changes in fair value recorded in “Net gains on sales of loans held for sale” on the Consolidated Statements of Operations and do not qualify for hedge accounting.  The Bank also has corresponding forward sale commitments related to these interest rate lock commitments, which are recorded at fair value with changes in fair value recorded in “Net gains on sales of loans held for sale” on the Consolidated Statements of Operations and do not qualify for hedge accounting.  See Note 16 for additional information related to the valuation of interest rate lock and forward sale commitments.

Premises and Equipment

Land is carried at cost.  Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system.  The required investment in the common stock is based on a predetermined formula.  The Bank reports its investment in the FHLB stock at cost.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets which is acquired through, or in lieu of, foreclosure is held for sale and is initially recorded at  fair value, less estimated selling cost when acquired, establishing a new cost basis.  Costs after acquisition are generally expensed.  Any changes in fair value of the asset are recorded through expense.  The valuation of other real estate owned is subjective in nature and may be adjusted in the future because of changes in economic conditions.

Securities Sold Under Agreements to Repurchase

The Company sells certain securities under agreements to repurchase.  The agreements are treated as collateralized financing transactions and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated balance sheets.   The dollar amount of the securities underlying the agreements remains in the asset accounts.

Advertising and Marketing Expenses

Advertising and marketing costs are expensed as incurred and were $245 and $285 for the years ended December 31, 2010 and 2009, respectively.

Income Taxes

Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities (excluding components of other comprehensive income).  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized.  Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.  Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.  The Company and its subsidiaries file separate income tax returns.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Employee Stock Ownership Plan (“ESOP”)

The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (See Note 13). ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Rabbi Trust

The Company established a rabbi trust to fund certain benefit plans. The Company accounts for these plans in accordance with FASB’s ASC 718 “Share-Based Payment.” Until the plan benefits are paid, creditors may make claims against the assets if the Company becomes insolvent.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with FASB’s ASC 718 “Share-Based Payment.”  Compensation expense for stock options, non-vested stock awards and restricted stock is based on the fair value of the award on the measurement date, which, for the Company, is the date of the grant and is recognized ratably over the service period of the award.  The fair value of stock options granted is estimated using the Black-Scholes option-pricing model.  The fair value of non-vested stock awards and restricted stock is generally the market price of the Company’s stock.

Comprehensive Income

Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from transactions with shareholders.  Besides net income, other components of the Company’s comprehensive income include after tax effect of changes in the net unrealized gain/loss on securities available for sale.

Bank Owned Life Insurance

The Company has purchased single-premium life insurance policies on certain former directors of the Company.  The net cash surrender value of those polices is classified in other assets.  Changes in the value of the insurance policies are classified in non-interest income.

Transfers of Financial Assets

Transfers of financial assets (which includes loan participations) are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value Measurements

FASB’s ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  In general, fair values of financial instruments are based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is primarily determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Earnings Per Common Share

Basic earnings per share (“EPS”) is calculated by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents (such as stock options and unvested restricted stock) were vested during the period. The weighted average  common shares outstanding equals the gross number of common shares issued less unallocated shares held by the  ESOP, nonvested restricted stock awards under the Company’s 2007 Deferred Compensation Plan and nonvested restricted stock awards under the Company’s 2008 Equity Incentive Plan.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares to be issued include any restricted shares authorized under the Company’s 2007 Deferred Compensation Plan and the 2008 Equity Incentive Plan.  Unallocated common shares held by the ESOP are shown as a reduction in stockholders’ equity and are included in the weighted-average number of common shares outstanding for diluted EPS calculations as they are committed to be released.

Recently Issued Accounting Standards

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (“Topic 820”): Improving Disclosures about Fair Value Measurements (“ASU 10-06”). ASU 10-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The Company’s disclosures about fair value measurements are presented in Note 6: Fair Value Measurements. These new disclosure requirements have been adopted by the Company, with the exception of the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010.  With respect to the portions of this ASU that were adopted, the adoption of this standard did not have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures. Management does not believe that the adoption of the remaining portion of this ASU will have a material impact on the Company’s consolidated financial position, results of operation, cash flows, or disclosures.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“Topic 310”). The guidance significantly expands the disclosures that the Company must make about the credit quality of financing receivables and the allowance for credit losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Company’s financing receivables, how credit risk is analyzed and assessed when determining the allowance for credit losses, and the reasons for the change in the allowance for credit losses. The disclosures as of the end of the reporting period are effective for the Company’s interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for the Company’s interim and annual periods beginning on or after December 15, 2010. The adoption of Topic 310 requires enhanced disclosures and did not have a significant effect on the Company’s consolidated financial statements.

In January 2011, FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled DebtRestructurings in Update No. 2010-20 (ASU 2011-01). ASU 2011-01 was issued as a result of concerns raised from stakeholders that the introduction of new disclosure requirements (paragraphs 310-10-50-31 through 50-34 of the FASB Accounting Standards Codification) about troubled debt restructurings in one reporting period followed by a change in what constitutes a troubled debt restructuring shortly thereafter would be burdensome for preparers and may not provide financial statement users with useful information.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 2:	Earnings Per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Year Ended December 31,
	2010	2009

Net income	$1,696	$360

Weighted-average shares - Basic EPS	4,259,064	4,508,033
Weighted-average restricted shares -
2007 Deferred Compensation Plan	6,909	32,574
2008 Equity Incentive Plan	-	7,582
Weighted-average shares -
ESOP committed to be released - diluted EPS	29,120	24,018
Weighted-average shares - Diluted EPS	4,295,093	4,572,207
Basic earnings per common share	$0.40	$0.08
Diluted earnings per common share	$0.39	$0.08

Note 3:	Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposits for certain correspondent relationships.  The reserve required at December 31, 2010 and 2009, was $-0- and $2,717 respectively.

Note 4:	Securities

The amortized cost and approximate fair values of available-for-sale securities as of December 31, 2010 and 2009 are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2010
U.S. Treasury	$4,730	$1,363	$-	$6,093
U.S. Government agencies	7,999	38	(119)	7,918
Mortgage-backed securities	43,748	2,603	(2)	46,349
Collateralized mortgage obligations	3,993	87	-	4,080
State and political subdivisions	9,555	180	(18)	9,717
Corporate debt securities	18	39	-	57
Total	$70,043	$4,310	$(139)	$74,214

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2009
U.S. Treasury	$4,765	$1,296	$-	$6,061
U.S. Government agencies	13,879	509	(90)	14,298
Mortgage-backed securities	62,825	2,337	(76)	65,086
Collateralized mortgage obligations	4,795	-	(85)	4,710
State and political subdivisions	8,466	178	(90)	8,554
Corporate debt securities	30	-	-	30
Total	$94,760	$4,320	$(341)	$98,739

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The mortgage-backed securities are backed by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and Government National Mortgage Association (“GNMA”).  None of the mortgage-backed securities are privately issued.

Collateralized mortgage obligations (“CMOs”) are mortgage derivatives and the CMOs owned by the Bank are classified as “low risk” under regulatory guidelines.  CMOs are subject to the effects of interest rate risk.  The Bank does not purchase CMOs at any significant premium over par value to limit certain prepayment risks.

The amortized cost and fair value of securities at December 31, 2010 and 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2010		December 31, 2009
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$1,309	$1,317	$-	$-
One to five years	297	309	-	-
Five to 10 years	8,822	10,291	9,915	11,308
After 10 years	15,867	15,948	22,020	22,345
	26,295	27,865	31,935	33,653
Mortgage-backed securities	43,748	46,349	62,825	65,086
Total	$70,043	$74,214	$94,760	$98,739

The carrying value of securities pledged as collateral to secure public deposits, borrowings and for other purposes, was $68,995 at December 31, 2010, and $80,045 at December 31, 2009.

Gross gains of $174 and $7 and gross losses of $70 and $-0- resulting from sales of securities were realized for the years ended December 31, 2010 and 2009, respectively.

Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Based on an evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value of the Company’s U.S. Government agencies, mortgage-backed securities, state and political subdivisions and collateralized mortgage obligation investments are temporary.

The Company engaged an independent consulting firm to assist in the valuation of its investment in pooled trust preferred securities as of December 31, 2009.  Very few trades of pooled trust preferred securities occurred in 2009.  Management determined that there was an inactive and inefficient market in pooled trust preferred securities which contributed to the depressed pricing for these investments.  After careful analysis, management determined that it would not likely retain its investment in the pooled trust preferred securities for a period of time sufficient to allow for recovery in fair value.  Therefore, during the fourth quarter of 2009, the Company recognized non-cash other-than-temporary impairment charges of $1,091 on its investment in pooled trust preferred securities.  At December 31, 2010 the Company’s book value on the securities was approximately $18.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The Company continuously assesses individual securities as part of its ongoing portfolio management, including the identification of other-than-temporary declines in fair value.  The other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the seniority and duration of the securities, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives.

As of December 31, 2010, with the exception of the above mentioned investment in pooled trust preferred securities, management does not have the intent to sell any of the securities classified as available for sale in the table below and believes that it is more likely than not that the Company will not have to sell any such securities before recovery of fair value.  The unrealized losses are largely due to increases in market interest rates over yields available at the time the underlying securities were purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe any of the securities are impaired due to reasons of credit quality.  Accordingly, as of December 31, 2010, management believes the impairments detailed in the table below are temporary and no other-than-temporary impairment should be recorded in the Company’s consolidated financial statements.

The following table shows the gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

U. S. Government agencies	$6,881	$(119)	$-	$-	$6,881	$(119)
Collaterized mortgage obligations	-	-	-	-	-	-
Mortgage-backed securities	3,598	(2)	-	-	3,598	(2)
State and political subdivisions	1,252	(18)	-	-	1,252	(18)
Corporate debt securities	-	-	-	-	-	-
Total	$11,731	$(139)	$-	$-	$11,731	$(139)

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

U. S. Government agencies	$4,910	$(90)	$-	$-	$4,910	$(90)
Collaterized mortgage obligations	4,710	(85)	-	-	4,710	(85)
Mortgage-backed securities	5,975	(76)	-	-	5,975	(76)
State and political subdivisions	1,083	(21)	545	(69)	1,628	(90)
Corporate debt securities	-	-	-	-	-	-
Total	$16,678	$(272)	$545	$(69)	$17,223	$(341)

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 5:	Loans and Allowance for Loan Losses

Loans as of December 31, 2010 and 2009 are summarized below:

	At December 31,
	2010		2009
	Amount	Percent	Amount	Percent

Real estate loans:
Permanent loans:
One-to-four family	$43,695	18.1%	$44,582	20.8%
Multi-family	13,592	5.6	13,695	6.4
Nonresidential	77,089	31.9	63,910	29.9
Construction loans:
One-to-four family	20,373	8.4	13,880	6.5
Multi-family	357	0.1	3,060	1.4
Nonresidential	5,929	2.5	9,941	4.6
Land loans	26,394	10.9	20,849	9.7
Total real estate loans	187,429	77.5	169,917	79.3

Consumer:
Home equity loans and lines of credit	18,761	7.7	16,445	7.7
Auto loans	639	0.3	850	0.4
Deposit loans	377	0.2	257	0.1
Overdrafts	47	-	21	-
Other	2,193	0.9	2,318	1.1
Total consumer loans	22,017	9.1	19,891	9.3

Commercial loans	32,460	13.4	24,069	11.4

Total loans	241,906	100.0%	213,877	100.0%
Allowance for loan losses	(3,649)		(2,813)
Net deferred loan costs	89		73
Loans receivable, net	$238,346		$211,137

As of December 31, 2010, we recorded approximately $3.0 million of commercial loans and $3.0 million of short-term borrowings on our balance sheet as a result of “failed sale” accounting treatment, under the applicable accounting literature, for certain transfers of financial assets.  As of December 31, 2009, we did not have any loans that resulted in “failed sale” accounting treatment.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The following table details allowance for loan losses and recorded investment in loans by portfolio segment for the years ended December 31, 2010 and 2009:

Allowance for Loan Losses and Recorded Investment in Loans
For the Year Ended December 31, 2010

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Unallocated	Total

Allowance for loan losses:

Beginning balance	$280	$1,125	$160	$286	$200	$762	$-	$2,813
Charge offs	(311)	-	-	-	(124)	(91)	-	(526)
Recoveries	4	-	-	-	12	12	-	28
Provision (Credit)	572	(64)	165	444	162	55	-	1,334
Ending balance	$545	$1,061	$325	$730	$250	$738	$-	$3,649

Ending balance individually evaluated for impairment	$195	$-	$-	$71	$-	$-	$-	$266

Ending balance collectively evaluated for impairment	$350	$1,061	$325	$659	$250	$738	$-	$3,383

Loans:

Ending balance	$43,695	$90,681	$26,659	$26,394	$22,017	$32,460	$-	$241,906

Ending balance individually evaluated for impairment	$461	$249	$-	$292	$160	$213	$-	$1,375

Ending balance collectively evaluated for impairment	$43,234	$90,432	$26,659	$26,102	$21,857	$32,247	$-	$240,531

Allowance for Loan Losses and Recorded Investment in Loans
For the Year Ended December 31, 2009

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Unallocated	Total

Allowance for loan losses:

Beginning balance	$220	$822	$185	$36	$135	$777	$-	$2,175
Charge offs	(44)	-	-	-	(68)	(150)	-	(262)
Recoveries	-	-	-	-	13	19	-	32
Provision (Credit)	104	303	(25)	250	120	116	-	868
Ending balance	$280	$1,125	$160	$286	$200	$762	$-	$2,813

Ending balance individually evaluated for impairment	$-	$141	$-	$-	$-	$-	$-	$141

Ending balance collectively evaluated for impairment	$280	$984	$160	$286	$200	$762	$-	$2,672

Loans:

Ending balance	$44,582	$77,605	$26,881	$20,849	$19,891	$24,069	$-	$213,877

Ending balance individually evaluated for impairment	$-	$948	$-	$292	$160	$213	$-	$1,613

Ending balance collectively evaluated for impairment	$44,582	$76,657	$26,881	$20,557	$19,731	$23,856	$-	$212,264

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The following table shows credit quality indicators at December 31, 2010 and 2009:

Credit Quality Indicators as of December 31, 2010

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Total

Corporate Credit Exposures
Credit Risk Profile by Internally Assigned Grade

Grade:
Pass	$41,389	$87,570	$25,413	$25,864	$21,637	$31,703	$233,576
Special mention	794	1,904	720	192	70	103	3,783
Substandard	1,512	1,207	526	338	310	442	4,335
Doubtful	-	-	-	-	-	212	212
Total	$43,695	$90,681	$26,659	$26,394	$22,017	$32,460	$241,906

Credit Quality Indicators as of December 31, 2009

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Total

Corporate Credit Exposures
Credit Risk Profile by Internally Assigned Grade

Grade:
Pass	$42,162	$77,198	$26,881	$20,555	$19,531	$24,039	$210,366
Special mention	-	152	-	-	40	30	222
Substandard	2,420	255	-	294	320	-	3,289
Doubtful	-	-	-	-	-	-	-
Total	$44,582	$77,605	$26,881	$20,849	$19,891	$24,069	$213,877

Credit risk by internally assigned grade

Loans assigned a grade of “Pass” range from loans with virtually no risk of default to loans including some or all of the following characteristics: borrower generally generates sufficient but strained cash flows to fund debt service, key ratios are generally slightly worse than peers, earnings may be trending downward, borrower is currently performing as agreed, risk of default is higher than normal but with prospects for improved financial performance, some borrower management team weaknesses may be evident, loans are protected by collateral that can be liquidated, industry outlook may be trending down but is generally acceptable.

Loans assigned a grade of “Special mention” characteristics include, but are not limited to, the following: weakened due to negative trends in the balance sheet and income statement, current cash flow may be insufficient to meet debt service, existence of documentation deficiencies, potential risk of payment default, collateral coverage is minimal, financial information may be inadequate to show the recent condition of the borrower, management of the borrower may not be adequately qualified or have limited experience, turnover in key positions and industry outlook is generally negative with reasonable expectations of a turnaround within 12 to 18 months.

Loans assigned a grade of “Substandard” characteristics include, but are not limited to, the following:  payment default and /or loss is possible but not yet probable, cash flow is insufficient to service debt, there is a likelihood that the collateral will have to be liquidated and/or the guarantor will be called upon to repay the debt, collateral coverage is marginal or nonexistent, guarantor has limited outside worth and is highly leveraged, management of the borrower has no prior experience with similar activities, capital base is weak and insufficient to absorb continuing losses and industry outlook is generally negative with reasonable expectations of a turnaround within 18 to 24 months.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Loans assigned a grade of “Doubtful” include all of the characteristics of “Substandard”, but available information suggests it is unlikely that the loan will be paid back in its entirety. Cash flows are insufficient to service the debt, the borrower has had a series of substantial losses, key ratios are at unacceptable levels, and industry outlook is negative with an undeterminable recovery time. If the current adverse trends continue, it is unlikely the borrower will have the ability to meet the terms of the loan agreement. The probability of incurring a loss is greater than 50%. All loans classified as doubtful are placed on nonaccrual status.

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2010.

Credit risk by payment activity

Loans that do not receive a internally assigned grade are separated into two categories: performing and nonperforming. Performing loans are generally abiding by the terms of their loan contract and are less than 90 days past due. Loans are deemed nonperforming typically when they reach nonaccrual status or are 90 days past due or greater. The information presented by payment activity is updated as of December 31, 2010 based upon past due status as of that date.

The following table shows an aging analysis of past due loans as of December 31, 2010 and 2009:

Age Analysis of Past Due Loans
As of December 31, 2010

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
One-to-four family	$675	$168	$693	$1,536	$42,159	$43,695	$-
Multifamily/nonresidential	-	-	-	-	90,681	90,681	-
Construction	-	-	-	-	26,659	26,659	-
Land	-	-	541	541	25,853	26,394	-
Consumer and other	661	137	436	1,234	20,783	22,017	-
Commercial	-	-	-	-	32,460	32,460	-

Age Analysis of Past Due Loans
As of December 31, 2009

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
One-to-four family	$685	$477	$577	$1,739	$42,843	$44,582	$-
Multifamily/nonresidential	-	-	-	-	77,605	77,605	-
Construction	-	-	-	-	26,881	26,881	-
Land	-	-	-	-	20,849	20,849	-
Consumer and other	110	-	8	118	19,773	19,891	-
Commercial	276	-	-	276	23,793	24,069	-

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The following tables set forth details regarding impaired loans at December 31, 2010 and 2009:

Impaired Loans
For the Year Ended December 31, 2010

	Recorded Investment	Unpaid Principal Blance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to-four family	$-	$-	$-	$-	$-
Multifamily/nonresidential	249	249	-	252	5
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	160	160	-	160	6
Commercial	212	270	-	251	5
Subtotal	621	679	-	663	16

With an allowance recorded:
One-to-four family	461	461	195	465	23
Multifamily/nonresidential	-	-	-	-	-
Construction	-	-	-	-	-
Land	292	292	71	292	5
Consumer and other	-	-	-	-	-
Commercial	-	-	-	-	-
Subtotal	753	753	266	757	28

Total:
One-to-four family	461	461	195	465	23
Multifamily/nonresidential	249	249	-	252	5
Construction	-	-	-	-	-
Land	292	292	71	292	5
Consumer and other	160	160	-	160	6
Commercial	212	270	-	251	5
Total	$1,374	$1,432	$266	$1,420	$44

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)
Impaired Loans
For the Year Ended December 31, 2009

	Recorded Investment	Unpaid Principal Blance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to-four family	$-	$-	$-	$-	$-
Multifamily/nonresidential	-	-	-	-	-
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	-	-	-	-	-
Subtotal	-	-	-	-	-

With an allowance recorded:
One-to-four family	-	-	-	-	-
Multifamily/nonresidential	948	948	141	951	21
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	-	-	-	-	-
Subtotal	948	948	141	951	21

Total:
One-to-four family	-	-	-	-	-
Multifamily/nonresidential	948	948	141	951	21
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	-	-	-	-	-
Total	$948	$948	$141	$951	$21

No interest was recognized on impaired loans on a cash basis during the years ended December 31, 2010 and 2009.

The following table sets forth loans on nonaccrual status as of December 31, 2010 and 2009:

Nonaccrual Loans
	December 31,
	2010	2009
One-to-four family	$1,266	$888
Multifamily/nonresidential	541	432
Construction	-	-
Land	541	-
Consumer and other	240	65
Commercial	397	18
	$2,985	$1,403

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, which typically occurs when principal and interest payments are 90 days past due. At December 31, 2010 and 2009, non-accruing loans were $2,985 and $1,403 respectively. Had non-accrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income, net of tax, of approximately $57 in 2010 and $20 in 2009.

The following table sets forth information about modifications which were considered Troubled Debt Restructurings as of December 31, 2010.  There were no troubled debt restructurings as of December 31, 2009.

Modifications
As of December 31, 2010

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings
Commercial	1	$178	$178

Troubled Debt Restructurings That Subsequently Defaulted	Number of Contracts	Pre-Modification Outstanding Recorded Investment
Troubled debt restructurings
Commercial	-	$-

Loans characterized as Troubled Debt Restructurings (“TDRs”) totaled $178 at December 31, 2010, compared to $0 at December 31, 2009. The allowance allocated to TDRs, excluding specifically-impaired loans referred to above, totaled $0 at December 31, 2010 and 2009. The TDR total of $178 at December 31, 2010 is comprised of a single commercial real estate loan for which the Company agreed to accept interest only payments for one year. The difference in net present values of the cash flows for the restructured loan compared to the original loan terms was immaterial and, therefore, no specific reserve was established for the loan.

Note 6:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, were as follows:

		December 31,
	Estimated Useful Lives	2010	2009

Land and land improvements	7 to 15 years	$2,623	$2,623
Buildings and improvements	7 to 40 years	4,787	4,770
Furniture, fixtures and equipment	3 to 10 years	3,748	3,561
Construction in progress		-	18
		11,158	10,972
Less accumulated depreciation and amortization		3,605	3,069
Net premises and equipment		$7,553	$7,903

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 7:	Other Assets Held for Sale

At December 31, 2010 other assets held for sale totaled $532 and consisted of two former branch locations.  During July 2009 the Bank closed its downtown drive-thru location and during February 2009 the new St. Bethlehem Branch opened and the former location was closed concurrently.  Both properties were measured for impairment at the time of their respective closing and reclassified to other assets held for sale.  The Bank ceased recording depreciation on both properties on their respective reclassification dates.

Note 8:	Deposits

Year-end deposits were as follows:

	December 31,
	2010	2009

Non-interest bearing demand deposits	$19,681	$19,426
Interest bearing deposits:
Savings	41,770	36,581
Checking	58,753	55,895
Money market	20,336	17,230
Certificats of deposit	78,964	87,108
Total interest bearing deposits	199,823	196,814

Total deposits	$219,504	$216,240

Presented below is a summary of interest expense by each significant category of deposits:

	December 31,
	2010	2009

NOW	$595	$866
Money market	245	238
Savings	463	411
Time deposits	1,889	3,003
Total interest expense	$3,192	$4,518

At December 31, 2010, the scheduled maturities of  time deposits were as follows:

2011	$55,931
2012	15,561
2013	6,539
2014	643
2015	287
2016 and thereafter	3
$78,964

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Scheduled maturities of time deposits in amounts of $100,000 or more, at December 31, 2010, were as follows:

Due within three months or less	$10,952
Due after three months and within six months	4,877
Due after six months and within twelve months	7,572
Due after twelve months	9,287
$32,688

Note 9:	Borrowed Funds

Short- term borrowings.  Short-term borrowings consist of Federal Home Loan Bank (“FHLB”) overnight advances and federal funds purchased and securities sold under agreements to repurchase.  Federal funds purchased are short-term borrowings that typically mature within one to ninety days and reprice daily.  There were no federal funds purchased at December 31, 2010 or 2009.  Securities sold under agreements to repurchase consist of customer funds that are invested overnight in investment  securities.   The following table shows the distribution of short-term borrowings, the weighted average interest rates thereon and the maximum month-end balance at the end of each of the last two years.

Short-term borrowings

FHLB Short Term Advances	December 31, 2010	December 31, 2009
Balance at Year End	$-	$-
Weighted Avg Rate at Year End	-	-
Average Balance During the Year	-	13,855
Weighted Avg Rate During the Year	0.00%	0.21%
Maximum month-end Balance	-	20,000

Fed Funds Purchased
Balance at Year End	$-	$-
Weighted Avg Rate at Year End	-	-
Average Balance During the Year	39	177
Weighted Avg Rate During the Year	1.18%	0.67%
Maximum month-end Balance	-	225

Securities Sold Under Agreements to Repurchase
Balance at Year End	$6,215	$6,883
Weighted Avg Rate at Year End	1.49%	2.01%
Average Balance During the Year	6,250	6,297
Weighted Avg Rate During the Year	1.75%	1.99%
Maximum month-end Balance	10,441	7,876

Other short-term borrowings include our liability related to mortgage loans available for repurchase under GNMA optional repurchase programs.  As of December 31, 2010, we recorded approximately $3.0 million of commercial loans and $3.0 million of short-term borrowings on our balance sheet as a result of “failed sale” accounting treatment, under the applicable accounting literature, for certain transfers of financial assets.  As of December 31, 2009, we did not have any loans that resulted in “failed sale” accounting treatment.

Federal Home Loan Bank Long Term Borrowings.  The Bank had fixed rate putable advances maturing on January 14, 2015 in the amount of $13,000, putable on January 14, 2010 and quaterly thereafter, with a weighted average rate of 2.99%.  Pursuant to collateral agreements with the FHLB, non-repurchase advances and other overnight facilities, which the Bank utilizes, are secured by qualifying first mortgage loans, commercial real estate, FHLB stock and interest-bearing demand deposits with the FHLB.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Structured Repurchase Agreements.  In a leverage strategy, on April 30, 2008, the Bank entered into two balance sheet leverage transactions (which consisted of four separate repurchase agreements, as set forth below) whereby it borrowed a total of $35,000 in multiple rate repurchase agreements with an initial average cost of 3.67% and invested the proceeds in U. S. Agency pass-through Mortgage Backed Securities (the “Securities”), which were pledged as collateral.  The Bank secured the borrowed funds by Securities valued at 116% of the outstanding principal balance of the borrowings.  The borrowings have original maturity dates ranging from four to ten years, with a weighted average maturity of 6.9 years and certain borrowings have a call option starting with periods ranging from two to three years after origination and are continuously callable after the initial call date.  During the loan term, any collateral that is subject to maturity or call is replaced with other U. S. Agency instruments approved by the lender.

A summary of the material terms of each agreement is set forth below.

Ten Year Non-Putable Three Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer approximately $11,800 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Ten Year Non-Putable Two Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer approximately $5,900 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $5,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Five Year Non-Putable Three Year Bermudan Structured Repurchase Agreement.  The Bank agreed to transfer approximately $11,800 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2013, subject to early cancellation.

Four Year Liability Side Structured Repurchase Agreement. The Bank agreed to transfer approximately $10,900 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2012.

Term Repurchase Agreements:
Repurchase agreement - rate 3.28%, due April 30, 2018, callable after April 30, 2011	$10,000
Repurchase agreement - rate 2.96%, due April 30, 2018, callable after April 30, 2010	5,000
Structured repurchase agreement - rate 3.71%, due April 30, 2013, callable after April 30, 2011, with embedded interest cap at LIBOR of 3.50% starting April 30, 2010	10,000
Structured repurchase agreement - rate 4.39%, due April 30, 2012, with embedded interest cap at LIBOR of 3.50% starting April 30, 2010	10,000
$35,000

Note 10:	Income Taxes

The Company files federal and Tennessee state income tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2006.

As of December 31, 2010, the Company did not have any liabilities recorded for uncertain tax positions.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Income tax expense consists of the following:

	2010	2009

Current income taxes:
Federal	$664	$-
State	-	-
Deferred income taxes:
Federal	126	101
State	178	34
Income tax expense	$968	$135

A reconciliation of income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	December 31,
	2010		2009
	Dollars	%	Dollars	%

Computed at the statutory rate (34%)	$906	34.00%	$168	34.00%
Increase (decrease) resulting from
State income taxes, net of federal effect	118	4.42	23	4.62
Tax-exempt interest income, net	(82)	(3.08)	(81)	(16.35)
Reduction of liability for uncertain tax positions	(68)	(2.55)	(39)	(7.82)
Other	94	3.53	64	12.78
Income tax expense	$968	36.32%	$135	27.23%

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	December 31,
	2010	2009

Deferred tax assets
Allowance for loan losses	$1,384	$1,053
Deferred compensation	1,125	1,005
Net operating loss carryforward	213	899
Other-than-temporary impairment	1,874	1,874
Other	422	361
	5,018	5,192

Deferred tax liabilities
FHLB dividends	(953)	(953)
Unrealized gains on available-for-sale securities	(1,597)	(1,523)
Depreciation	(269)	(295)
	(2,819)	(2,771)
Net deferred tax asset	$2,199	$2,421

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

No valuation allowance for deferred tax assets was recorded at December 31, 2010 and 2009 as management believes it is more likely than not that all of the deferred tax assets will be realized through either recoverable taxes paid in prior years or off-set of future earnings.

Retained earnings at December 31, 2010 and 2009 include approximately $3,633 of which no provision for federal income taxes has been made.  This amount represents the tax bad debt reserve at December 31, 1987, defined as the base year reserve, which pursuant to the Tax Reform Act of 1986 was not required to be recaptured into taxable income.  If this portion of retained earnings is used in the future for any other purpose than to absorb bad debts, the amount used will be added to future taxable income. The deferred tax liability on the above amount at December 31, 2010 and 2009, if recorded, would be approximately $1,224.

As of December 31, 2010, the Company had state net operating loss carry-forward totaling $4,052 available to offset future taxable income.  The net operating losses begin to expire in 2023 if not utilized.  On November 9, 2009, the Worker, Homeownership and Business Assistance Act was signed into law.  This act extended a five year net operating loss carryback that had previously been available to only small businesses.  The Company has filed the appropriate return with the Internal Revenue Service to carryback a federal 2008 net operating loss to 2005 resulting in the recognition of a current tax benefit of $2,290.

Note 11:	Other Comprehensive Income

Total comprehensive income is reported in the accompanying statements of changes in shareholders’ equity.  Information related to net other comprehensive income is as follows:

	December 31,
	2010	2009

Net income	$1,696	$360

Unrealized gains on available-for-sale securities	297	1,068
Less reclassification adjustment for realized gains included in income	(104)	(7)
Other comprehensive gains, before tax effect	193	1,061
Tax expense	74	406
Other comprehensive income	119	655
Comprehensive income	$1,815	$1,015

Note 12:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank is subject to certain regulations on the amount of dividends it may declare without the prior approval of the Office of Thrift Supervision, its primary federal regulator.  Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods.  As of January 1, 2011, due to the net loss of the Bank for the year ended December 31, 2008, the Bank would not have the ability to pay dividends to the Company, without regulatory approval.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010 and 2009, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The Bank’s actual capital amounts and ratios are presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010
Total risk-based capital (to risk-weighted assets)	$50,243	19.24%	$20,890	8.00%	$26,112	10.00%
Tier I capital (to risk-weighted assets)	47,568	18.20	10,445	4.00	15,667	6.00
Tier I capital (to adjusted total assets)	47,568	13.89	13,701	4.00	17,127	5.00
Tangible capital (to adjusted tangible assets)	47,568	13.89	5,138	1.50	N/A	N/A

As of December 31, 2009
Total risk-based capital (to risk-weighted assets)	$46,792	19.87%	$18,842	8.00%	$23,553	10.00%
Tier I capital (to risk-weighted assets)	44,681	18.96	9,421	4.00	14,132	6.00
Tier I capital (to adjusted total assets)	44,681	13.08	13,665	4.00	17,081	5.00
Tangible capital (to adjusted tangible assets)	44,681	13.08	5,124	1.50	N/A	N/A

Below is a reconciliation of GAAP and regulatory capital amounts:

	December 31,
	2010	2009

Total equity per the Bank financial statements	$50,142	$47,136
Unrealized gains on available-for-sale securities included in accumulated other comprehensive income	(2,574)	(2,455)
Tier 1 capital	47,568	44,681
Allowance for loan losses includable in Tier 2 capital	3,264	2,673
Equity investments and other assets required to be deducted	(589)	(562)
Total risk-based capital	$50,243	$46,792

Note 13:	Related-Party Transactions

At December 31, 2010 and 2009, the Bank had loans outstanding to executive officers, directors and their related interests (related parties), in the amount of $10,498 and $9,103, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

	December 31,
	2010	2009
Beginning balance	$9,103	$8,330
New loans and advances	6,863	4,667
Repayments	(5,468)	(3,894)
Ending balance	$10,498	$9,103

Excluding the holding company demand deposit account, deposits from related parties held by the Bank, at December 31, 2010 and 2009, totaled $2,488 and $3,934, respectively.

Note 14:	Employee Benefits

First Federal Savings Bank 401(k) and Profit Sharing Plan

The Bank has a retirement savings 401(k) and profit-sharing plan covering substantially all employees.  Employees may contribute up to 100% of their compensation, up to allowable limits, with the Bank matching up to three percent on a discretionary basis (no required contributions) based on profitability and other factors.  Participants are fully vested in any deferrals and vest in any employer contributions at a rate of 20% per year of service, with full vesting after five years of service.  Employer contributions charged to expense for the years ended December 31, 2010 and 2009, were $125 and $125, respectively.  The plan was established in 2005.

First Federal Savings Bank Deferred Compensation Plans

The Bank has a nonqualified deferred compensation agreement with certain retired directors.  The agreement provides monthly payments of $6 through 2011 and $5 for 2012.  The charge to expense related to the agreement was $2 for the years ended December 31, 2010 and 2009, respectively.  Deferred compensation payable under this agreement totaled $136 and $209 as of December 31, 2010 and 2009, respectively.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

1998 Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain active and retired directors and certain retired and active officers.  The agreement allowed the deferral of certain compensation to the plan.  Interest accrues on the deferred amounts at a rate tied to the rate paid by the Bank on one year certificate accounts at the beginning of each plan year.  Participants must elect the term over which to receive payments prior to the year the compensation would have been earned.  During the initial public offering, employees were given a one-time option to move from the 1998 Nonqualified Deferred Compensation Plan to the new Nonqualified Deferred Compensation Plan.  The charge to expense for the agreement was $8 and $14 for the years ended December 31, 2010 and 2009, respectively.  Deferred compensation payable for this plan totaled $467 and $569 as of December 31, 2010 and 2009, respectively.

2007 Deferred Incentive Plan

On January 1, 2007, the Bank implemented a nonqualified deferred compensation agreement with certain executive officers, senior management and other key employees.  The agreement provides the Bank will make contributions to the plan that will vest over a three to five year period.  During the initial public offering employees were given a one time option to move from the 2007 Deferred Incentive Plan to the new Nonqualified Deferred Compensation Plan.  All employees elected to participate in the Nonqualified Deferred Compensation Plan.  The 2007 Deferred Incentive Plan had no participants during the years ended December 31, 2010 and 2009.

Nonqualified Deferred Compensation Plan

Effective October 1, 2007, the Bank implemented a deferral plan with certain directors, executive officers, senior management and other key employees.  The plan allowed identified participants the option to convert other cash based deferred compensation plan awards to the new Nonqualified Deferred Compensation Plan and to purchase stock during the initial public offering.  Amounts transferred into the new Nonqualified Deferred Compensation Plan from the Bank’s other deferred compensation plans, which were approximately $1,500, were used by the plan to purchase shares of the Company’s stock from its initial public offering.  The provision of the conversion was a one time event for previous plans.  Additionally directors can elect to contribute fees earned to the plan.  The charge to expense for this plan was $197 and $238 for 2010 and 2009, respectively.  Restricted stock recorded as a contra equity account was $1,810 and $1,708 as of December 31, 2010 and 2009, respectively, of which $1,085 and $837 was earned by participants as of December 31, 2010 and 2009, respectively.  At December 31, 2010 there were 12,917 shares available for award under the plan.

	Number of Shares Awarded	Weighted-Average Fair Value

Non-vested restricted stock as of January 1, 2009	134,803	$10.07
Purchased	10,490	10.07
Vested	58,363	10.07
Forfeited	5,167	10.07
Non-vested restricted stock as of December 31, 2009	81,763	10.07
Purchased	9,395	11.07
Vested	24,173	10.12
Forfeited	7,750	10.12
Non-vested restricted stock as of December 31, 2010	59,235	$10.12

Total unrecognized compensation cost related to nonvested compensation arrangements purchased under the Plan was $242 and $516 as of December 31, 2010 and 2009, respectively.  The remaining unrecognized compensation cost is expected to be recognized over 2011.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The Nonqualified Deferred Compensation Plan provides for fixed payments or a lump sum payment in shares of common stock of the Company after termination from service as defined under Section 409A of the Internal Revenue Code.  The common stock purchased for this Nonqualified Deferred Compensation Plan is maintained in a Rabbi Trust (“Trust”), on behalf of the participants.  The assets of the Trust are subject to the claims of general creditors of the Company.  Dividends payable on the common stock held by the Trust are reinvested in additional shares of common stock of the Company and held in the Trust for the benefit of the participants.  Since the Nonqualified Deferred Compensation Plan does not provide for diversification of the Trust’s assets and can only be settled with a fixed number of shares of the Company’s common stock, the deferred compensation obligation is classified as a component of shareholders’ equity.  Subsequent changes in the fair value of common stock are not reflected in earnings or shareholders’ equity of the Company.  The obligations of the Company under the Nonqualified Deferred Compensation Plan, and the shares held by the Trust, have no effect on net income.

Employee Stock Ownership Plan (ESOP)

The Company sponsors a leveraged ESOP that covers substantially all employees who meet certain age and eligibility requirements.  As part of the initial public offering the ESOP purchased 421,174 shares, or approximately 8% of the 5,264,683 shares issued in the offering with the proceeds of a 20-year loan from the Company which is payable in annual installments and bears interest at a rate of 7.5% per annum.

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the unallocated shares, which are held in a suspense account, and are allocated among the participants as the loan is repaid.  Cash dividends paid on allocated shares are distributed to the participants and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts.  Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation.  Participants become vested in the allocated shares over a period not to exceed six years.  Any forfeited shares are allocated to other participants in the same proportion as contributions.  At December 31, 2010, the ESOP held 66,810 shares allocated and 26,353 shares committed to be allocated.   The Bank is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

As ESOP shares are earned by the participants, the Company recognizes compensation expense equal to the fair value of the earned ESOP shares.  Total compensation expense for the years ended December 31, 2010 and 2009 was $227 and $207, respectively.  The ESOP shares as of December 31, 2010 and 2009 were as follows:

	2010	2009

Allocated shares	69,425	43,321
Repurchased shares of beneficiaries	2,615	478
Shares released for allocation	-	-
Shares committed to be allocated	26,353	26,055
Unreleased shares	325,396	351,749
Total ESOP shares	418,559	420,647

Fair value of unreleased shares at December 31	$3,947	$3,553

2008 Equity Incentive Plan

The First Advantage Bancorp 2008 Equity Incentive Plan (“the 2008 Plan”) was approved by the Company’s stockholders at the annual meeting of stockholders held on June 11, 2008.  Under the terms of the 2008 Plan, the Company may grant stock awards and stock options to its employees, officers and directors.  The purpose of the 2008 Plan is to promote the success of the Company by linking the personal interests of its employees, officers and directors to the interests of the Company’s shareholders, and by providing participants with an incentive for remarkable performance.  All of the Company’s employees, officers and directors are eligible to participate in the 2008 Plan.  A committee appointed by the Board of Directors of the Company (which consists of at least two independent directors) (the “Committee”) serves as administrator of the 2008 Plan.  The Committee has sole authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2008 Plan; and make all other decisions and determinations that may be required under the 2008 Plan.

Under the terms of the 2008 Plan, the Company granted shares of common stock in the form of restricted stock and options to its directors, officers and employees on August 11, 2008, November 12, 2008 and September 15, 2010.

The restricted common stock awards vest at a rate of 20% per year from the date of grant.  The fair market value of the stock awards, based on the market price at the date of grant, is recorded as a contra equity account.

Both incentive stock options and non-qualified stock options were granted under the Plan.  The exercise price for each option was equal to the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  The vesting period for all options is five years from the date of grant.  The Company recognizes compensation expense over the vesting period, based on the grant-date fair value of the options granted.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

A summary of the activity in the 2008 Plan as of December 31, 2010, is presented in the following table:

		Non-Vested Stock		Stock Options
		Awards Outstanding		Outstanding
			Weighted-		Weighted-
	Shares		Average		Average
	Available	Number	Grant-Date	Number	Exercise
	for Grant	of Shares	Fair Value	of Shares	Price
Balance, December 31, 2009	17,331	165,270	$10.29	512,337	$10.29
Granted	-	-	-	5,000	10.70
Stock options exercised	-	-	-	-	-
Stock awards vested	-	(41,317)	10.29	-	-
Forfeited	17,500	(3,000)	10.29	(14,500)	10.29
Canceled	-	-	-	-	-
Balance, December 31, 2010	34,831	120,953	$10.29	502,837	$10.29

Other information regarding options outstanding and exercisable as of December 31, 2010, is as follows:

	Options Outstanding			Options Exercisable
Weighted-
Average
		Weighted-	Remaining		Weighted-
		Average	Contractual	Number	Average
	Number	Exercise	Life	of	Exercise
Range of Exercise Prices	of Shares	Price	in Years	Shares	Price
$10.03 - $10.30	502,837	$ 10.29	8.6	199,135	$ 10.29

The fair value of the 2008 Plan stock options granted is estimated on the measurement date, which, for the Company, is the date of grant using the Black-Scholes option-pricing model.  The weighted-average assumptions used to determine the fair value of options granted are detailed in the table below:

Risk-free interest rate	3.49%
Dividend yield	2.00%
Expected market price volatility	22.07%
Expected life	6.5 Years

The total intrinsic value of vested stock options at December 31, 2010 was $466.  The total intrinsic value of non-vested stock options at December 31, 2010 was $711.

The fair value of non-vested restricted stock awards for the purposes of recognizing stock-based compensation expense is the market price of the stock award on the measurement date, which, for the Company, is the date of the award.

Stock-based compensation expense totaled $653 in 2010 and $668 in 2009.  Stock-based compensation is recognized ratably over the requisite service period for all awards.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $250 in 2010 and $256 in 2009.  Unrecognized stock-based compensation expense related to stock options totaled $639 at December 31, 2010.  At December 31, 2010, the weighted-average period over which the unrecognized expense related to stock options was expected to be recognized was 2.6 years.  Unrecognized stock-based compensation expense related to non-vested restricted awards was $1,093 at December 31, 2010.  At December 31, 2010, the weighted-average period over which unrecognized expense related to restricted stock awards was expected to be recognized was 2.6 years.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 15:	Disclosures About Fair Value of Financial Instruments

FASB’s ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  In general, fair values of financial instruments are based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is primarily determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial statements are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3).  The following methods and assumptions are used by the Company to estimate the fair values of the Company’s financial assets and liabilities on a recurring basis:

Available-for-Sale Securities

The fair values of securities available for sale are determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Level 2 securities include U. S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, asset-backed and other securities.  Level 3 securities include preferred term securities that are not traded in an active market with a fair value determined by an independent third party.

Fair Value of Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

December 31, 2010	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. Treasury	$6,093	$6,093	$-	$-
U.S. Government agencies	7,918	-	7,918	-
Mortgage-backed securities	46,349	-	46,349	-
Collateralized mortgage obligations	4,080	-	4,080	-
State and political subdivisions	9,717	-	9,717	-
Corporate debt securities	57	-	-	57

Activity in assets measured using Level 3 inputs during the year was as follows:
Balance, January 1, 2010	$ 30
Purchases, sales, issuances and settlements	(12)
Unrealized gains included in other comprehensive income	39
Balance, December 31, 2010	$57

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

December 31, 2009	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. Treasury	$6,061	$6,061	$-	$-
U.S. Government agencies	14,298	-	14,298	-
Mortgage-backed securities	65,086	-	65,086	-
Collateralized mortgage obligations	4,710	-	4,710	-
State and political subdivisions	8,554	-	8,554	-
Corporate debt securities	30	-	-	30

Activity in assets measured using Level 3 inputs during the year was as follows:
Balance, January 1, 2009	$ 1,069
Other-than-temporary impairment charges included in non-interest income	(1,091)
Payments and settlements	52
Balance, December 31, 2009	$30

Fair Value of Assets Measured on a Nonrecurring Basis

Certain assets may be recorded at fair value on a nonrecurring basis.  These nonrecurring fair value adjustments typically result from the application of lower of cost or market accounting or a write-down occurring during the period.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2010.  There were no nonrecurring fair value adjustments for the period ending December 31, 2009.

December 31, 2010	Level 1	Level 2	Level 3	Nonrecurring Fair Value Adjustments Twelve Months Ended December 31, 2010

Impaired loans			$1,432	$(58)
Other real estate owned			115	(38)
Repossessed assets			16	-

The following methods and assumptions are used by the Company to estimate the fair values of the Company’s financial assets and liabilities on a nonrecurring basis:

Mortgage Loans Held For Sale

Mortgage loans held for sale are carried at the lower of cost or fair value.  They consist of residential mortgage loans held for sale that are valued based on traded market value of similar assets where available and/or discounted cash flows at market interest rates. They are recorded at cost in the consolidated balance sheets at December 31, 2010 and 2009.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Other Assets Held for Sale

Other assets held for sale represents real estate that is not intended for use in operations and recorded at lower of cost or estimated fair value on a nonrecurring basis. Fair value is based upon independent market prices, appraised values or management’s estimation of the value. When the fair value is based on an observable market price or current appraised value, the Company classifies the asset as Level 2.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets are carried at lower of cost or estimated fair value.  The estimated fair value of the real estate or repossessed asset is determined through current appraisals, or management’s best estimate of the value and adjusted as necessary, by management, to reflect current market conditions.  As such, other real estate owned and repossessed assets are generally classified as Level 3.

Impaired Loans

While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the value of real estate collateral, the Company relies on external appraisals and assessment of property values by its internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Because many of these inputs are not observable, the measurements are classified as Level 3.

The “Fair Value Measurement and Disclosures” topic of the FASB ASC requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

The year-end estimated fair values of financial instruments were as follows for the dates indicated:

	At December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(Dollars in thousands)
Financial assets
Cash and cash equivalents	$7,788	$7,788	$11,865	$11,865
Other investments	3,486	3,485	-	-
Available-for-sale securities	74,214	74,214	98,739	98,739
Loans held for sale	3,155	3,155	2,265	2,265
Loans, net of allowance for loan losses	238,346	237,770	211,137	211,223
FHLB stock	2,988	2,988	2,988	2,988
Forward sale commitments	21	21	20	20

Financial liabilities
Deposits	$219,504	$219,808	$216,240	$216,564
Securities sold under agreement to repurchase	6,215	6,215	6,883	6,883
Interest payable	422	422	511	511
FHLB advances	13,000	13,790	13,000	13,583
Other borrowings	35,000	37,455	35,000	37,187
Interest rate lock commitments	21	21	20	20
Loan commitments	-	-	-	-

General

For short-term financial instruments realizable in three months or less, the carrying amount approximates fair value.

Cash and Cash Equivalents and Interest Receivable

The carrying amount approximates fair value, primarily due to their short-term nature.

Federal Home Loan Bank Stock

It is not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Other Investments

Other investments consist of time deposits placed with other banks and is calculated based on present value of future cash flows.

Available-for-Sale Securities

Fair values equal quoted market prices, if available.  If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Deposits

Deposits include non-interest bearing checking accounts and interest bearing deposits, including savings accounts, checking accounts and money market deposits.  The carrying amount for these deposits approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreement to Repurchase

The carrying amount approximates fair value because of the short time between the origination of the agreements and their expected realization.

Federal Home Loan Bank Advances

Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 16:	Commitments and Credit Risk

The Bank grants agribusiness, commercial and residential loans to customers throughout the state of Tennessee.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2010 and 2009, the Bank had outstanding commitments to originate loans aggregating $1,438 and $6,097, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination amounted to approximately $2,527 and $3,748, and mortgage loans held for sale amounted to $3,155 and $2,265 at December 31, 2010 and 2009, respectively.

The Bank had recourse commitments on loans sold on the secondary market of approximately $19,481 and $14,935 at December 31, 2010 and 2009, respectively.  Recourse provisions expire within one to six months from the date of transfer.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $482 and $215 at December 31, 2010 and 2009, respectively, with terms generally ranging from 90 days to 13 months.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2010, the Bank had granted unused lines of credit to borrowers aggregating approximately $31,468 and $11,711 for commercial lines and open-end consumer lines, respectively.  At December 31, 2009, the Bank had granted unused lines of credit to borrowers aggregating approximately $33,164 and $11,499 for commercial lines and open-end consumer lines, respectively.

Note 17:	Derivatives

The Bank enters into interest rate lock commitments, which are commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate.  The Bank had $2.5 million and $3.7 million in total notional amount of interest rate lock commitments with a fair value of $21 and $20 at December 31, 2010 and December 31, 2009, respectively.  The Bank manages market risk on the interest rate lock commitments and mortgage loans held for sale with corresponding forward sale commitments, which are recorded at fair value with changes to fair value recorded in net gains on sales of loans held for sale.  The Bank had $5.5 million and $6.0 million in total notional amount related to these forward sale commitments with a fair value of ($21) and ($20) at December 31, 2010 and December 31, 2009, respectively.  Changes in fair value are recorded in other assets or other liabilities on the balance sheet, depending on their balance.  The adjustment to net gains on mortgage loans held for sale as a result of interest rate lock commitments and forward sale commitments was $0 for December 31, 2010 and December 31, 2009, respectively.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 18:	Parent Company Condensed Financial Statements

First Advantage Bancorp, which was incorporated under the laws of the state of Tennessee on June 11, 2007, acquired all of the outstanding shares of First Federal Savings Bank in connection with the Bank’s conversion to the stock form of organization on November 29, 2007.  The condensed year-end 2010 and 2009 financial statements, pertaining only to First Advantage Bancorp, are as follows:

	December 31,
Balance Sheet	2010	2009
	(Dollars in thousands)
Assets
Cash and cash equivalents	$13,053	$19,631
Investment in subsidiaries	50,142	47,136
ESOP trust loan receivable	3,362	3,553
Income tax receivable	26	30
Prepaid and other assets	200	225
Total Assets	$66,783	$70,575

Liabilities and Stockholders’ Equity
Other liabilities	$56	$49
Stockholders’ equity	66,727	70,526
Total Liabilities and Stockholder’s Equity	$66,783	$70,575

Condensed Statement of Income	December 31, 2010	December 31, 2009
	(Dollars in thousands)
Income
ESOP loan interest	$266	$280
Interest on reverse repurchase agreement	39	49
Total income	305	329

Operating expenses	350	328

Income (loss) before equity in undistributed net loss of subsidiaries	(45)	1

Equity in undistributed net income of subsidiaries	1,741	359
Net income	$1,696	$360

Statement of Cash Flows	December 31, 2010	December 31, 2009
	(Dollars in thousands)

Operating Activities
Net income	$1,696	$360
Items not requiring (providing) cash
Equity in undistributed net income of subsidiaries	(1,741)	(359)
Change in other assets	34	35
Change in other liabilities	7	49
Net cash (used) provided by operating activities	(4)	85

Investing Activities
Proceeds from repayment of ESOP loan from subsidary	191	182
Net cash provided in investing activities	191	182

Financing Activities
Stock purchased/retired - repurchase program	(5,782)	(895)
Cash paid for dividends	(983)	(1,044)
Net cash used in financing activities	(6,765)	(1,939)
Decrease in cash and cash equivalents	(6,578)	(1,672)
Cash and cash equivalents, beginning of year	19,631	21,303
Cash and cash equivalents, end of year	$13,053	$19,631

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share amounts)

Note 19:	Quarterly Financial Information

The quarterly financial statements presented below reflect all adjustments which are, in the opinion of management, necessary to fairly present results of operations for the interim periods indicated:

Unaudited	Three Months Ended
2010	March 31	June 30	September 30	December 31
	(Dollars in thousands)
Interest and dividend income	$4,365	$4,409	$4,382	$4,415
Interest expense	1,357	1,284	1,211	1,147
Net interest income	3,008	3,125	3,171	3,268
Provision for loan losses	227	232	248	627
Net interest income after provision for loan losses	2,781	2,893	2,923	2,641
Non-interest income	604	767	697	670
Non-interest expense	2,882	2,921	2,873	2,636
Income before provision for income taxes	503	739	747	675
Provision for income taxes	176	408	275	109
Net income	$327	$331	$472	$566

	Three Months Ended
2009	March 31	June 30	September 30	December 31
	(Dollars in thousands)
Interest and dividend income	$4,290	$4,212	$4,340	$4,390
Interest expense	1,690	1,629	1,559	1,489
Net interest income	2,600	2,583	2,781	2,901
Provision for loan losses	168	159	180	361
Net interest income after provision for loan losses	2,432	2,424	2,601	2,540
Non-interest income	608	777	671	(407)
Non-interest expense	2,805	2,971	2,665	2,710
Income (loss) before provision for income taxes	235	230	607	(577)
Provision (credit) for income taxes	66	89	217	(237)
Net income (loss)	$169	$141	$390	$(340)